Exhibit 99.1
Ambac Announces Second Quarter 2016 Results
Net Income of $58.6 million or $1.29 per Diluted Share and
Operating Earnings of $115.0 million or $2.54 per Diluted Share

Book Value per Share Increased 3% to $39.80 and
Adjusted Book Value per Share Increased 3% to $29.94
at June 30, 2016 from March 31, 2016

Reached a $60 million Settlement with an RMBS Counterparty Over a Non-R&W Dispute

Insured Portfolio Reduced by $7 billion, or 7%, to $94 billion

Adversely Classified Credits Reduced by $1 billion, or 5.4%, to $18 billion

NEW YORK, NY, August 9, 2016 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation (“AAC”), provide financial guarantees and other financial services, today reported results for the three months ended June 30, 2016.
Commenting on Ambac's second quarter 2016 results, Nader Tavakoli, President and Chief Executive Officer, said, “We are pleased to report another successful quarter for Ambac. Net income per diluted share for the quarter was $1.29 and operating earnings per diluted share was $2.54. Book value and adjusted book value increased to $39.80 per share and $29.94 per share, respectively. During the quarter we reduced our insured portfolio by $7 billion, or 7% to $94 billion and our Adversely Classified Credits by $1 billion, or 5.4%, to $18 billion. Importantly, we continued our substantial progress across the company in asset liability, loss and expense management.
In loss management we continued our aggressive engagement on the financial, economic, legal and political situation in Puerto Rico and welcome the passage of the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”). As previously disclosed, we brought suit against Puerto Rico and the Highways and Transportation Authority (“HTA”) to void actions that we believe were unlawful in regards to the treatment of contractual obligations with respect to debt that we guaranty. We also continued the active pursuit of our legal remedies in other areas of our portfolio. For example, we achieved a $60 million settlement of a non-representation and warranty (“R&W”) related dispute, for which we did not have a remediation credit, that we expect will result in a near full recovery of our losses related to that transaction. We also recovered, through litigation, the entirety of guaranteed premium amounts owed to us by a counterparty to a smaller insured transaction, together with interest and substantially all fees and expenses we incurred in pursuing the matter. We continue to diligently pursue potential legal remedies and recoveries throughout Ambac's portfolio.
Regarding expense management, during the second quarter we further streamlined our operating platform by further reducing our headcount. Our actions this quarter will result in run-rate savings of over $5 million annually, representing over 9% of our overall compensation expenses. In addition, by the fourth quarter of 2016 we will have completed the consolidation of our portfolio and credit risk management teams into one group, down from three teams less than a year ago.
Our success in protecting and substantially enhancing the value of AAC through active asset liability management reinforces our view that job one at Ambac today is the continued efficient and accretive management of AAC.”

Ambac's Second Quarter 2016 Summary Results
			Better (Worse)
($ in millions, except per share data)	2Q16	1Q16	Amount	Percent
Net premiums earned	$41.4	$52.8	$(11.4)	(22)%
Net investment income	70.8	60.8	10.0	16%
Other than temporary impairment losses	(7.4)	(9.3)	1.9	20%
Net realized investment gains	14.9	1.1	13.8	1,255%
Net change in fair value of credit derivatives	4.0	12.9	(8.9)	(69)%
Derivative products revenue	(36.3)	(83.4)	47.1	56%
Net realized gains (losses) on extinguishment of debt	3.6	1.2	2.4	200%
Income (loss) on Variable Interest Entities ("VIEs")	9.0	(27.2)	36.2	133%
Loss and loss expenses (benefit)	(52.5)	(105.3)	(52.8)	(50)%
Interest and operating expenses	58.7	58.4	(0.3)	(1)%
Insurance intangible amortization	39.0	50.9	11.9	23%
Net income attributable to Common Stockholders	58.6	9.4	49.2	523%
Net income per diluted share	$1.29	$0.21	$1.08	514%
Operating earnings [1]	115.0	218.1	(103.1)	(47)%
Operating earnings per diluted share [1]	$2.54	$4.82	$(2.28)	(47)%
Ambac stockholders' equity	1,796.0	1,744.5	51.5	3%
Ambac's stockholders' equity per share	$39.80	$38.73	$1.07	3%
Adjusted book value [1]	1,350.9	1,310.9	40.0	3%
Adjusted book value per share [1]	$29.94	$29.10	$0.84	3%

[1]	Non-GAAP Financial Data
Net Income and Operating Earnings
Second quarter 2016 net income was $58.6 million, or $1.29 per diluted share, compared to net income of $9.4 million, or $0.21 per diluted share, for the first quarter of 2016. Operating earnings in the second quarter of 2016 were $115.0 million, or $2.54 per diluted share, compared to $218.1 million, or $4.82 per diluted share in the first quarter of 2016.
Net income and operating earnings in the second quarter of 2016 were favorably impacted by net investment income and a loss and loss expenses incurred benefit, partially offset by derivative product losses. Operating earnings in the second quarter of 2016 declined sequentially primarily as a result of the favorable first quarter 2016 effect of the termination of Local Insight Media ("LIM") bonds, which are accounted for as a consolidated variable interest entity ("VIE").
The derivative products portfolio is positioned to benefit from rising interest rates as an economic hedge against interest rate exposure in the financial guarantee and investment portfolios (the macro-hedge). A decline in interest rates during the second quarter of 2016 accounted for net losses of $36.3 million in derivative products revenue, which included losses of $17.2 million associated with the macro-hedge, exclusive of counterparty credit valuation adjustments ("CVA"). This compares to a more significant decline in interest rates during the first quarter of 2016, which drove net losses of $83.4 million in derivative products revenue, including $44.9 million of losses associated with the macro-hedge, exclusive of counterparty CVAs. Losses from the macro-hedge in both periods were more than offset by the positive impact of lower rates on residential mortgage backed securities ("RMBS") and student loan losses and the market value increase (through other comprehensive income) of the investment portfolio.
As it relates to Brexit, net income in the second quarter of 2016 was adversely effected by the foreign exchange impact upon assets and liabilities denominated in currencies other than the functional currency of the relevant financial guarantor by $23 million. This loss amount was driven by $38 million of loss and loss expenses partially offset by gains in invested assets, premium receivables and income on VIEs.
Surplus Note and Warrant Repurchases
During the second quarter of 2016 AAC purchased $9.6 million of accrued and unpaid interest related to previously called surplus notes, which resulted in a gain on debt extinguishment of $3.1 million. AAC also purchased $7.4 million of Surplus Notes, which resulted in a gain on debt extinguishment of $0.5 million.

On June 30, 2015, the Board of Directors of Ambac authorized the establishment of a warrant repurchase program that permits the repurchase of up to $10 million of warrants. During the second quarter of 2016, Ambac repurchased 228,500 warrants at a cost of $1.61 million (average cost of $7.05 per warrant). As of June 30, 2016, Ambac has repurchased 860,100 warrants totaling $6.98 million, (average cost of $8.12 per warrant) leaving 4,178,901 warrants outstanding.

Net Premiums Earned
For the second quarter of 2016, net premiums earned were $41.4 million, as compared to $52.8 million in the first quarter of 2016, including accelerations of $5.1 million and $15.0 million, respectively. Normal premiums earned were adversely impacted by the runoff of the insured portfolio. Accelerated premiums were negatively impacted by lower refundings related to public finance calls, partially offset by $2.5 million of make-whole premium associated with the favorable resolution of litigation associated with an insured transaction. Accelerated premiums were also adversely impacted by negative accelerated premiums associated with the early redemption of two investor-owned utility transactions and an international asset-backed securitization.
The following table provides a summary of net premiums earned for the three month periods ended June 30, 2016 and March 31, 2016, respectively:

	Three Months Ended	Three Months Ended
($ in millions)	June 30, 2016	March 31, 2016
Public Finance	$21.7	$21.6
Structured Finance	6.1	7.4
International Finance	8.5	8.8
Total normal premiums earned	36.3	37.8
Accelerated earnings	5.1	15.0
Total net premiums earned	$41.4	$52.8
Net Investment Income
Net investment income for the second quarter of 2016 was $70.8 million, as compared to $60.8 million for the first quarter of 2016. Financial Guarantee net investment income for the second quarter of 2016 was $9.8 million higher than the first quarter, driven by an increase in income from AAC insured RMBS and gains in the trading portfolio. The increase in income from AAC insured RMBS was a function of a larger allocation to the asset class, primarily as a result of first quarter 2016 acquisitions, and improved cash flows. Mark-to-market gains on invested assets classified as trading were $5.2 million, compared to $1.7 million in the first quarter of 2016, resulting primarily from higher gains in equities, leveraged loans, CLOs and property fund investments held by Ambac Assurance UK Limited ("Ambac UK").
Loss and Loss Expenses (Benefit), and Loss Reserves
Loss and loss expenses for the second quarter of 2016 were a benefit of $52.5 million, as compared to a benefit of $105.3 million for the first quarter of 2016.
RMBS loss and loss expenses incurred were a benefit of $122.2 million in the second quarter of 2016, including $41.9 million of interest expense on Deferred Amounts. The RMBS incurred benefit included $60.4 million of expected value due to the proactive and successful resolution (outside of litigation) of a dispute with regards to an Ambac insured RMBS transaction, $28.3 million associated with an increase in the recorded estimated valuation of R&W recoveries and a reduction in reserves primarily due to a decline in interest rates.
Student loan loss and loss expenses incurred were a benefit of $11.3 million in the second quarter of 2016 primarily as a result of the positive net impact of a decline in interest rates and higher expected benefits associated with our risk mitigation efforts.
Domestic public finance loss and loss expenses incurred in the second quarter of 2016 were $16.6 million, largely as a result of higher loss expenses. Net loss reserves related to Puerto Rico remained relatively unchanged in the second quarter compared with the first quarter.

Ambac UK incurred losses were $61.6 million primarily as a result of changes in foreign exchange and discount rates, as a result of Brexit. Foreign exchange losses of approximately $38 million were associated with loss reserves denominated in currencies (primarily US Dollars and Euros) other than the UK’s functional currency.
During the second quarter, net claim and loss expenses recovered, net of reinsurance, were $95.8 million including subrogation received of $99.1 million ($100.3 million gross of reinsurance) in connection with an omnibus settlement between Countrywide and Bank of New York, as trustee of certain Countrywide RMBS transactions. Excluding this settlement, net claim and loss expenses paid, net of reinsurance, were $3.3 million which included $77.6 million of losses and loss expenses paid partially offset by $74.3 million of subrogation received. During the first quarter of 2016, net claim and loss expenses recovered, net of reinsurance, were $916.2 million which included $992.8 million ($995 million gross of reinsurance) from the previously discussed JP Morgan settlement. Excluding this settlement, net claim and loss expenses paid, net of reinsurance, were $76.6 million which included $138.6 million of losses (including commutations) and loss expenses paid partially offset by $62.0 million of subrogation received.
Gross loss and loss expense reserves (gross of reinsurance and net of subrogation recoveries) were $3.651 billion at June 30, 2016, and $3.643 billion at March 31, 2016, which were net of $1.884 billion and $1.855 billion, respectively, of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of R&W. As of June 30, 2016, approximately $3.6 billion of Deferred Amounts, including accrued interest payable of $575 million, remained unpaid.
The following table provides gross loss and loss expense reserves by bond type at June 30, 2016 and March 31, 2016:

($ in millions)	2Q16	1Q16
RMBS	$2,299	$2,305
Student Loans	302	313
Domestic Public Finance	515	513
Ambac UK	451	436
All other credits	11	7
Loss expenses	73	69
Total	$3,651	$3,643
Derivative Product Revenues
The derivative products portfolio includes certain legacy customer swaps in addition to the macro-hedge. Net losses reported in derivative product revenues for the second quarter of 2016 were $36.3 million, which included $21.8 million associated with the macro-hedge and $14.5 million of losses associated with legacy customer swaps. This compares to derivative product net losses for the first quarter of 2016 of $83.4 million, which included $49.2 million associated with the macro-hedge and $34.2 million of losses associated with legacy customer swaps. Macro-hedge results include counterparty CVA losses of $4.6 million for the second quarter of 2016 and $4.2 million for the first quarter of 2016. Derivative product losses were primarily driven by declines in interest rates during the periods. The lower losses in the second quarter are a result of less significant interest rate declines compared to the first quarter of 2016 and portfolio adjustments during the year that have reduced the interest rate sensitivity of the macro-hedge.
Expenses
Operating expenses for the second quarter of 2016 were $28.0 million, unchanged from the first quarter of 2016. Operating expenses in the second quarter included costs associated with stockholder activism defense and severance costs. Costs associated with stockholder activism defense were $2.8 million in the second quarter of 2016 compared with $2.9 million in the first quarter of 2016 and primarily include legal, consulting and outside services fees. Severance expenses of $2.6 million in the second quarter of 2016 and $1.1 million in the first quarter of 2016 relate to the continued right-sizing of staff. Second quarter 2016 staff right-sizing actions are expected to reduce compensation costs by over $5.0 million annually beginning in the third quarter of 2016.
Taxes and Net Operating Loss Carry-Forwards ("NOLs")
Provision for income taxes was $3.2 million for the second quarter of 2016, compared to $3.4 million for the first quarter of 2016. The second quarter provision included $3.0 million for Ambac UK taxes.

At June 30, 2016 the Company had $4.2 billion of NOLs, including $1.4 billion at Ambac and $2.8 billion at AAC.
From September 30, 2014 through December 31, 2015, AAC utilized NOLs in an amount that resulted in an April 29, 2016 tolling payment of $70.9 million from AAC to Ambac.
Balance Sheet
Total assets decreased by approximately $519.5 million from March 31, 2016 to $23.2 billion at June 30, 2016, primarily due to (i) lower premium receivables from runoff and early terminations of the insured portfolio; (ii) amortization of the insurance intangible asset during the period; and (iii) the devaluation of VIE and invested assets denominated in British Pounds.
Total liabilities decreased by approximately $570.7 million from March 31, 2016 to $21.1 billion as of June 30, 2016, primarily as a result of (i) lower unearned premium reserves and (ii) the impact of the devaluation of the British Pound on VIE liabilities; partially offset by higher derivative liabilities from decreases in interest rates.
Cash and investments at Ambac were $339.6 million as of June 30, 2016, including Surplus Notes of $13.3 million, which are eliminated in consolidation.
Investment Portfolio
The fair value of the consolidated investment portfolio increased approximately $48.7 million from March 31, 2016 to $6.5 billion at June 30, 2016, primarily due to favorable investment performance. The fair value of the financial guarantee investment portfolio was $6.1 billion as of June 30, 2016, up $1.8 million from March 31, 2016 as positive performance was offset by tolling payments of $70.9 million made by AAC to Ambac in the second quarter of 2016.
During the second quarter of 2016, AAC invested $39 million in Ambac insured RMBS. Ambac took a more measured approach to capital allocation decisions with respect to obligations issued or insured by Ambac or the Segregated Account, particularly in light of the Rehabilitator's latest pronouncements with respect to Segregated Account obligations. As of June 30, 2016, Ambac, directly and through AAC, owned approximately $1.44 billion of Deferred Amounts (including interest), which represents approximately 41% of the total amount outstanding, an increase of 3% from the first quarter of 2016.
Insured Portfolio
The Financial Guarantee insurance portfolio net par amount outstanding was reduced during the quarter ended June 30, 2016 to approximately $94.4 billion from $101.0 billion at March 31, 2016, a reduction of 7%. The change in the insured portfolio included a $1.2 billion net par reduction related to the devaluation of foreign currency denominated exposures, particularly those denominated in British Pounds.
Adversely Classified Credits declined by approximately $1.0 billion or 5.4% to $18.0 billion in the second quarter of 2016. Reductions in Adversely Classified Credits were driven by the reduction of $481 million of RMBS exposure, the cancellation of $105 million of LIM bonds and the upgrade of $318 million of public finance exposure.
As of June 30, 2016, public finance was 60% of the total net par outstanding, structured finance was 20% and international was 20%. The General Account represented 69% of the total net par outstanding, Ambac UK was 17% and the Segregated Account was 14%.
Non-GAAP Financial Data
In addition to reporting the Company’s quarterly financial results in accordance with GAAP, the Company reports two non-GAAP financial measures: Operating Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation, may be subject to change, and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Operating Earnings
Operating earnings were $115.0 million, or $2.54 per diluted share, for the second quarter 2016 as compared to operating earnings of $218.1 million, or $4.82 per diluted share, for the first quarter 2016. Operating earnings declined sequentially mostly due to the favorable impact of the first and second quarter terminations of LIM bonds, a consolidated VIE, the impact of which was primarily reflected in the first quarter of 2016.
The following table reconciles net income attributable to common stockholders to the non-GAAP measure, operating earnings, for the three month periods ended June 30, 2016 and March 31, 2016, respectively:

	Three Months Ended
	June 30, 2016		March 31, 2016
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income attributable to common stockholders	$58.6	$1.29	$9.4	$0.21
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(3.7)	(0.08)	(1.3)	(0.03)
Financial guarantee VIEs consolidated	(5.3)	(0.11)	155.8	3.44
Insurance intangible amortization	39.0	0.86	50.9	1.13
FX (gain) loss from re-measurement of premium receivables and loss and loss expense reserves	33.2	0.73	7.2	0.16
Fair value (gain) loss on derivatives from Ambac CVA	(6.8)	(0.15)	(3.9)	(0.09)
Operating earnings	$115.0	$2.54	$218.1	$4.82
Weighted-average diluted shares outstanding (in millions)		45.4		45.2
Adjusted Book Value
Adjusted Book Value was $1.351 billion, or $29.94 per share, at June 30, 2016, as compared to $1.311 billion, or $29.10 per share, at March 31, 2016. The Adjusted Book Value increase of 3% from March 31, 2016 to June 30, 2016 of $40.0 million was largely driven by operating earnings and muted by foreign exchange losses associated with Brexit.
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	June 30, 2016		March 31, 2016
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,796.0	$39.80	$1,744.5	$38.73
Adjustments:
Non-credit impairment fair value losses on credit derivatives	14.0	0.31	17.7	0.39
Financial guarantee VIEs consolidated	(137.1)	(3.03)	(142.4)	(3.16)
Insurance intangible asset	(1,075.6)	(23.84)	(1,150.0)	(25.53)
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(89.4)	(1.98)	(82.6)	(1.83)
Net unearned premiums and fees in excess of expected losses	1,001.9	22.20	1,034.5	22.96
Net unrealized investment (gains) losses in accumulated other comprehensive income	(158.9)	(3.52)	(110.8)	(2.46)
Adjusted Book Value	$1,350.9	$29.94	$1,310.9	$29.10
Shares outstanding (in millions)		45.1		45.0
Explanation of Non-GAAP Measures
Operating Earnings. Operating earnings is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Financial guarantee VIEs consolidated: Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac. These adjustments eliminate the VIE consolidation and ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gain) loss from re-measurement of premium receivables and loss and loss expense reserves: Elimination of the foreign exchange gains (losses) on re-measurement of net premium receivables and loss and loss expense reserves. Long-duration receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period’s foreign exchange re-measurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that Ambac will ultimately recognize.

•
Fair value (gain) loss on derivative products from Ambac CVA: Elimination of the gains (losses) relating to Ambac’s CVA on derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Financial guarantee VIEs consolidated: Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac. These adjustments eliminate VIE consolidation and ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Ambac CVA on derivative product liabilities (excluding credit derivatives): Elimination of the gain relating to Ambac’s CVA embedded in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue on financial guarantee contracts and fees on credit derivative contracts, adjusted for management's expected future net premiums and credit derivative receipts, in excess of expected losses, net of reinsurance.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.
Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, for purposes of non-GAAP measures, we utilize a 0% effective tax rate, which is subject to change.
Earnings Call and Webcast
On August 10, 2016 at 8:30am (ET), Nader Tavakoli, President and Chief Executive Officer, and David Trick, Chief Financial Officer and Treasurer, will discuss second quarter 2016 results during a live conference call. Ambac's conference call will be accessible via telephone and webcast. The dial-in number for Ambac's conference call is 855-427-4389 (Domestic) or 484-756-4251 (International). Webcast participants may access the call through the Investor Relations section of Ambac's website, http://ambac.com/2Q2016Webcast.asp. A replay of the call will be available at 855-859-2056 (Domestic) or 404-537-3406 (International); conference ID # 53329479. The webcast will be archived on Ambac's website.
Additional information is included in a financial supplement (available today) and presentations (available tomorrow) at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation ("AAC"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited ("Ambac UK"), provide financial guarantees and other financial services to clients in both the public and private sectors globally. AAC, including the Segregated Account of AAC (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac’s primary goal is to maximize stockholder value by executing the following key strategies: active runoff of AAC and its subsidiaries through accretive transaction terminations; policy commutations, settlements and restructurings, and maximizing the risk-adjusted return on invested assets; loss recovery through litigation and exercise of contractual and legal rights; improved cost effectiveness and efficiency of the operating platform; rationalization of AAC's capital and liability structures, enabling simplification of corporate governance and facilitating the successful rehabilitation of the Segregated Account; and selective business transactions offering attractive risk adjusted returns that, among other things, may permit utilization of Ambac’s tax net operating loss carry-forwards. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com
Forward-Looking Statements
In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” "potential,” "going forward," "looking ahead" and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report. Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially from expectations or estimates reflected in such forward-looking statements, include, among others: (1) volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from AAC or from new business opportunities; (3) dilution of current stockholder value or adverse effects on our share price resulting from the issuance of additional shares of common stock; (4) adverse effects on our share price resulting from future offerings of debt or equity securities that rank senior to our common stock; (5) potential of rehabilitation proceedings against AAC; (6) decisions made by the rehabilitator of the Segregated Account of AAC (the “Segregated Account”) for the benefit of policyholders that may result in material adverse consequences for Ambac’s security holders; (7) changes to the Segregated Account Rehabilitation Plan that could adversely affect the value of securities issued or insured by AAC or the Segregated Account; (8) our inability to realize the expected recoveries included in our financial statements, including those relating to breaches of representations and warranties (R&W) by sponsors of certain RMBS transactions; (9) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (10) our inability to monetize assets, restructure or exchange outstanding debt and insurance obligations, or the failure of any such transaction to deliver anticipated results; (11) our results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of our insurance intangible asset; (12) increased fiscal or liquidity stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructurings by municipal issuers; (13) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, from rules and procedures governing the payment of permitted policy claims, or from the characterization of our surplus notes as equity; (14) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (15) risks attendant to the change in composition of securities in our investment portfolio; (16) inadequacy of reserves established for losses and loss expenses; (17) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (18) changes in prevailing interest rates; (19) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (20) default by one or more of AAC’s portfolio investments, insured issuers or counterparties; (21) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap transactions; (22) risks relating to determinations of amounts of impairments taken on investments; (23) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (24) our inability to realize value from Ambac Assurance UK Limited; (25) system security risks; (26) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (27) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (28) changes in accounting principles or practices that may impact Ambac’s reported financial results; (29) legislative and regulatory developments; (30) operational risks, including with respect to internal processes, risk models, systems and employees, and failures in services or products provided by third parties; (31) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; (32) the potential adverse economic impact of the United Kingdom’s withdrawal from the European Union on Ambac’s insured international portfolio and the value of its foreign investments; and (33) other risks and uncertainties that have not been identified at this time.
Source: Ambac Financial Group, Inc.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in Thousands, except share data)	June 30, 2016	March 31, 2016
Revenues:
Net premiums earned	$41,402	$52,800
Net investment income:
Securities available-for-sale and short-term	64,368	57,982
Other investments	6,390	2,839
Total net investment income	70,758	60,821
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(18,880)	(48,070)
Portion of other-than-temporary impairment recognized in other comprehensive income	11,439	38,736
Net other-than-temporary impairment losses recognized in earnings	(7,441)	(9,334)
Net realized investment gains	14,897	1,102
Change in fair value of credit derivatives:
Realized gains and other settlements	233	252
Unrealized gains (losses)	3,722	12,614
Net change in fair value of credit derivatives	3,955	12,866
Derivative products	(36,331)	(83,424)
Net realized gains on extinguishment of debt	3,586	1,235
Other income	6,919	7,999
Income (loss) on variable interest entities	8,987	(27,163)
Total revenues	106,732	16,902
Expenses:
Losses and loss expense (benefit)	(52,496)	(105,281)
Insurance intangible amortization	39,013	50,890
Operating expenses	27,995	28,009
Interest expense	30,709	30,430
Total expenses (benefit)	45,221	4,048
Pre-tax income (loss)	61,511	12,854
Provision for income taxes	3,156	3,439
Net income (loss)	$58,355	$9,415
Less: net loss (gain) attributable to noncontrolling interest	(292)	—
Net income (loss) attributable to common stockholders	$58,647	$9,415

Net income (loss) per basic share	$1.30	$0.21
Net income (loss) per diluted share	$1.29	$0.21

Weighted-average number of common shares outstanding:
Basic	45,212,484	45,176,978
Diluted	45,375,088	45,243,997

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Six Months Ended June 30,
(Dollars in Thousands, except share data)	2016	2015
Revenues:
Net premiums earned	$94,202	$126,597
Net investment income:
Securities available-for-sale and short-term	122,350	125,610
Other investments	9,229	12,126
Total net investment income	131,579	137,736
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(66,950)	(11,752)
Portion of other-than-temporary impairment recognized in other comprehensive income	50,175	7,613
Net other-than-temporary impairment losses recognized in earnings	(16,775)	(4,139)
Net realized investment gains	15,999	48,748
Change in fair value of credit derivatives:
Realized gains and other settlements	485	826
Unrealized gains (losses)	16,336	6,968
Net change in fair value of credit derivatives	16,821	7,794
Derivative products	(119,755)	13,225
Net realized gains on extinguishment of debt	4,821	(1,339)
Other income	14,918	(1,944)
Income (loss) on variable interest entities	(18,176)	59,565
Total revenues	123,634	386,243
Expenses:
Losses and loss expense (benefit)	(157,777)	(298,429)
Insurance intangible amortization	89,903	75,520
Operating expenses	56,004	50,396
Interest expense	61,139	56,081
Total expenses (benefit)	49,269	(116,432)
Pre-tax income (loss)	74,365	502,675
Provision for income taxes	6,595	5,626
Net income (loss)	$67,770	$497,049
Less: net loss (gain) attributable to noncontrolling interest	(292)	(357)
Net income (loss) attributable to common stockholders	$68,062	$497,406

Net income (loss) per basic share	$1.51	$11.01
Net income (loss) per diluted share	$1.50	$10.62

Weighted-average number of common shares outstanding:
Basic	45,194,731	45,173,239
Diluted	45,309,543	46,835,487

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands, except share data)	June 30, 2016	March 31, 2016
Assets:
Investments:
Fixed income securities, available for sale, at fair value (amortized cost: $5,550,887 and $5,539,759)	$5,709,464	$5,650,261
Fixed income securities pledged as collateral, available for sale, at fair value (amortized cost: $64,721 and $64,667)	65,068	64,918
Short-term investments, available for sale, at fair value (amortized cost: $336,222 and $436,759)	336,222	436,760
Other investments (includes $383,107 and $294,376 at fair value)	410,727	320,847
Total investments	6,521,481	6,472,786
Cash and cash equivalents	23,044	29,142
Receivable for securities	2,400	10,196
Investment income due and accrued	25,082	25,386
Premium receivables	741,414	782,078
Reinsurance recoverable on paid and unpaid losses	28,704	27,316
Deferred ceded premium	82,055	86,502
Subrogation recoverable	677,157	660,471
Loans	4,615	5,109
Derivative assets	104,353	97,559
Insurance intangible asset	1,075,605	1,149,966
Other assets	252,163	221,206
Variable interest entity assets:
Fixed income securities, at fair value	2,577,293	2,622,724
Restricted cash	5,461	5,642
Investment income due and accrued	1,167	3,689
Loans, at fair value	11,074,772	11,516,242
Other assets	2,345	2,577
Total assets	$23,199,111	$23,718,591
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$1,122,946	$1,192,796
Loss and loss expense reserves	4,327,938	4,303,547
Ceded premiums payable	45,727	47,338
Obligations under investment agreements	82,358	100,358
Deferred taxes	1,712	1,759
Current taxes	4,858	3,372
Long-term debt	1,112,920	1,115,284
Accrued interest payable	380,117	371,688
Derivative liabilities	437,163	408,331
Other liabilities	59,040	68,693
Payable for securities purchased	54,696	16,760
Variable interest entity liabilities:
Accrued interest payable	870	3,474
Long-term debt, at fair value	11,444,892	11,998,561
Derivative liabilities	2,060,878	2,074,807
Other liabilities	159	192
Total liabilities	21,136,274	21,706,960
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued and outstanding shares: 45,121,788 and 45,047,686	451	450
Additional paid-in capital	193,074	191,895
Accumulated other comprehensive income	50,775	58,012
Retained earnings	1,551,724	1,494,181
Treasury stock, shares at cost: 0 and 690	—	(12)
Total Ambac Financial Group, Inc. stockholders’ equity	1,796,024	1,744,526
Noncontrolling interest	266,813	267,105
Total stockholders’ equity	2,062,837	2,011,631
Total liabilities and stockholders’ equity	$23,199,111	$23,718,591